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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 4)*


                                 F&M Bancorp
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                               (Name of Issuer)


                                 Common Stock
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                        (Title of Class of Securities)


                                 302 367 107
                 --------------------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a raeporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP No. 302 367 107               13G                     Page 2 of 2 Pages

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    1          NAME OF REPORTING PERSON
               S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Farmers and Mechanics National Bank, Trust and Investment Management Group 52-0309610
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    2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)/ /
                                                                       (b)/X/
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    3          SEC USE ONLY

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    4          CITIZENSHIP OR PLACE OF ORGANIZATION

               Incorporated under the laws of the United States of America
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  NUMBER OF            5          SOLE VOTING POWER

    SHARES                               304,630
               -----------------------------------------------------------------
 BENEFICIALLY          6          SHARED VOTING POWER

   OWNED BY                                    0
               -----------------------------------------------------------------
     EACH              7          SOLE DISPOSITIVE POWER

   REPORTING                             205,895
               -----------------------------------------------------------------
    PERSON             8          SHARED DISPOSITIVE POWER

     WITH                                 38,735
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    9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                         304,630
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   10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*

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   11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                            5.36%
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   12          TYPE OF REPORTING PERSON*
                                              BK
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                    *  SEE INSTRUCTION BEFORE FILLING OUT!